Exhibit 4.2

VTEX

(the Company)

STOCK OPTION PLAN

WARNING

THE TAKING OR SENDING BY ANY PERSON OF AN ORIGINAL OF THIS DOCUMENT INTO THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF CAYMAN ISLANDS STAMP DUTY

1.	INTRODUCTION

1.1

The purpose of this stock option plan (the Plan) is to advance the growth and development of the Company by affording an opportunity to certain executives, directors or employees of the Group Member or to certain contractors or service providers of the Group Member (Eligible Persons) to purchase Shares and to provide incentives for them to put forth maximum efforts for the success of the Company’s business.

1.2	The Company hereby adopts the Plan for the benefit of Eligible Persons in accordance with the following terms and conditions.

1.3	All capitalised terms have the respective definitions given to such terms in paragraph 14 hereof.

2.	SHARES SUBJECT TO THE INCENTIVE PLAN

2.1

If any Option granted under this Plan is terminated or expires for any reason whatsoever, in whole or in part, the Shares (or remaining Shares) subject to that particular Option shall again be available for grant under this Plan.

2.2	If any Share issued pursuant to this Plan (including pursuant to any Option) is repurchased, redeemed or surrendered that Share shall be available for issue under this Plan.

3.	ADMINISTRATION OF THE INCENTIVE PLAN

3.1

This Plan shall be administered by the Directors who may, from time to time, issue orders or adopt resolutions, not inconsistent with the provisions of the Plan, to interpret the provisions and supervise the administration of the Plan. All determinations shall be by resolution of the Directors in accordance with the Articles.

3.2

Notwithstanding the above, the Directors shall not make any decision, without the prior consent of the Optionee, in respect of the rights and obligations already awarded to the Optionee in relation to the vested Options pursuant to paragraph 8 below.

3.3

All decisions made by the Directors in selecting Optionees, establishing the number of Shares and terms applicable to each Option, and in construing the provisions of this Plan shall be final, conclusive and binding on all persons, including the Company, shareholders, Optionees, and purchasers of Shares pursuant to this Plan.

3.4	No Director shall be liable for any action or determination made in good faith with respect to the Plan or an Option granted hereunder.

4.	SELECTION OF PERSONS TO RECEIVE OPTIONS

4.1

All Eligible Persons shall be eligible to be considered to receive Options pursuant to this Plan. In determining which Eligible Persons shall be offered Options, as well as the terms thereof, the Directors shall evaluate, among other things:

(a)	the duties and responsibilities of Eligible Persons;

(b)	their past and prospective contributions to the success of a Group Member;

(c)	the extent to which they are performing and will continue to perform services for the benefit of a Group Member; and/or

(d)	such other factors as the Directors deem relevant.

5.	OPTION AGREEMENT

5.1

Subject to the provisions of this Plan, each Option granted to an Optionee shall be set forth in an Option Agreement upon such terms and conditions as the Directors determine, including a vesting schedule. Each such Option Agreement shall incorporate the provisions of this Plan by reference. The date of the grant of an Option is the date specified in the Option Agreement. Any Option Agreement shall clearly identify such Options.

5.2

Each Option shall be subject to the condition that prior to the issue of any Share thereunder the proposed holder of such Share shall first (i) adhere to the Shareholders’ Agreement, or other agreement as the Directors may determine; and, as applicable, (ii) grant the Initial Minority Shareholders’ Power of Attorney.

6.	OPTION PRICES

6.1

The exercise price for an Option (and any Option premium, if not nil) and the price of Shares shall be such as the Directors may, at their sole discretion, determine. The exercise price for an Option granted to a U.S. taxpayer shall be no less than 100% of the fair market value of a Share as of the date the Option is granted.

7.	EXERCISE OF OPTION

7.1

Except as otherwise provided herein, the Directors, in their sole discretion, may limit an Option by restricting its exercise in whole or in part to specified vesting periods or until specified conditions have occurred. The vesting periods and any restrictions will be set forth in the Option Agreement.

7.2

An Option shall be exercisable only during the term of the Option as long as the original Optionee is in “Continuous Employment” with the Group Member, subject to the provisions of Section 7.2.1, below.

7.2.1. Any vested Option held by the Optionee or by its Affiliates will remain exercisable for a period of 30 days from the date of termination of the Optionee’s Continuous Employment with the Group Member, subject to the terms and conditions of this Plan and the Option Agreement, except as provided for in Section 7.2.1.1.

7.2.1.1. In the event the Optionee is dismissed by the Group Member with cause (or equivalent term as defined by the relevant labor or employment laws governing the relationship between the Company and the relevant Optionee), any vested and not exercised Option held by the Optionee or by its Affiliates will immediately lapse and no longer be exercisable by the Optionee.

7.3	The periods set forth in this paragraph 7 may be modified by the Directors on a case-by-case basis as set forth in the relevant Option Agreement.

7.4

Subject to the provisions of any particular Option, including any provisions relating to vesting of an Option, an Optionee may exercise an Option, in whole or in part, by written notice to the Company stating in such written notice the number of Shares such Optionee elects to purchase under the Option. Upon receipt of such written notice, the Company shall provide the Optionee with that information required by the applicable securities laws, and the Shares shall be issued to the Optionee within at least 30 days after the receipt of such written notice, unless otherwise mutually agreed between the Company and the Optionee.

7.5

If, after receipt of such information and prior to the issue of the Shares, the Optionee desires to withdraw such notice of exercise, the Optionee may withdraw such notice of exercise by notifying the Company, in writing. In no event may an Option be exercised after the expiration of its term (nor in respect of Shares prior to their respective vesting date under the relevant Option). An Optionee is under no obligation to exercise an Option or any part thereof.

7.6	The exercise of any Option shall be contingent upon receipt by the Company of cash or certified bank check to its order in an amount equal to the full option price of the Shares being purchased.

7.7

Provided the Optionee has delivered proper notice of exercise and full payment of the option price, the Directors shall undertake and follow all necessary procedures to make prompt delivery of the number of Shares which the Optionee elects to purchase at the time specified in such notice. Such delivery, however, may be postponed at the sole discretion of the Directors to enable the Company or relevant Group Member to comply with any applicable procedures, regulations or listing requirements of any governmental agency, stock exchange or regulatory authority.

7.8

As a condition to the issuance of Shares, the Company and/or Group Member may require such additional payments from the Optionee as may be required to allow the Company to withhold any income taxes which the Company deems necessary to insure the Company that it can comply with any applicable tax withholding requirements.

8.	TRANSFERABILITY OF OPTIONS

8.1

Except for a Permitted Transfer or as otherwise provided in the respective Option Agreement, an Option granted to an Optionee may be exercised only during such original Optionee’s lifetime by such Optionee only and are non-transferable.

8.2	In the event of the death of an Optionee:

(a)	all outstanding non-vested Options shall terminate immediately;

(b)

those entitled to administer the estate of the deceased Optionee according to the laws of the jurisdiction where the deceased Optionee died domiciled (Personal Representative) shall have the right to exercise the vested Options on behalf of the estate within 30 days from the grant of representation for the estate of the deceased Optionee as described in (i) below, provided that prior to the issue of any Share thereunder the Personal Representative shall first:

(i)

produce either a grant of representation of the estate of the deceased Optionee from the Grand Court of the Cayman Islands or a grant of representation of the estate of the deceased Optionee from the Court in the jurisdiction where he or she died domiciled, resealed by the Grand Court of the Cayman Islands in the event that the deceased Optionee was not domiciled in the Cayman Islands;

(ii)	procure that the estate adheres to the Shareholders’ Agreement, or other agreement as the Directors may determine; and

(iii)	grant the Initial Minority Shareholders’ Power of Attorney, as applicable pursuant to the Shareholders’ Agreement.

8.3

If, following the issue of the Shares to the Personal Representative in accordance with clause 8.2 above, the Personal Representative intends to distribute the Shares to a beneficiary of the estate in accordance with devolution of the estate of the deceased Optionee (Beneficiary), then the provisions of the Shareholders Agreement with respect to the transfer of Shares shall apply, and the Beneficiary shall:

(a)	(i) adhere to the Shareholders’ Agreement, or other agreement as the Directors may determine; and

(b)	(ii) grant the Initial Minority Shareholders’ Power of Attorney, as applicable pursuant to the Shareholders’ Agreement.

8.4	If the Personal Representative does not:

(a)	obtain a grant of probate for the estate of the deceased Optionee within 12 months from the death of that Optionee;

(b)	exercise the vested Options within the 30-day period referred to in clause 8.2 above; or

(c)	does not execute the Shareholders’ Agreement and/or, as applicable pursuant to the Shareholders’ Agreement, grant the Initial Minority Shareholders’ Power of Attorney within such term,

the Options will lapse and the Personal Representative will not be entitled to become a shareholder of the Company.

8.5	An Option may not be sold, exchanged, assigned, pledged, encumbered, hypothecated or otherwise transferred, except in the event of a Permitted Transfer.

8.6

No Option or any right thereunder shall be subject to execution, attachment or similar process by any creditors of the Optionee. Upon any attempted assignment, transfer (other than a Permitted Transfer), pledge, hypothecation or other encumbrance of any Option contrary to the provisions hereof, such Option and all rights thereunder shall immediately terminate and shall be null and void with respect to the transferee or assignee.

9.	COMPLIANCE WITH THE SECURITIES LAWS

9.1

If at any time the Directors determine, in their sole discretion, that the listing, registration or qualification of the Shares subject to the Option upon any securities exchange or under any applicable securities laws, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares thereunder, then the Option may not be exercised in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained (and the same shall have been free of any conditions not acceptable to the Directors).

9.2

The Shares acquired by an Optionee pursuant to the exercise of an Option may only be transferred in accordance with the Articles of the Company, the terms of this Plan, and the terms of the Shareholders’ Agreement or any agreement that Optionee may be a party to with the Company.

9.3

In order to enforce the restrictions imposed upon Shares, the Company shall make appropriate notation in its records or, if applicable, shall issue an appropriate transfer instruction to the Company’s registrar. In addition, the Company may cause a legend or legends to be placed on any certificates representing Shares issued pursuant to this Plan, which legend or legends shall make appropriate reference to this Plan, the Articles, the Shareholders’ Agreement, the relevant Option Agreement or such matters as the Directors may determine.

10.	CHANGES IN CAPITAL STRUCTURE OF COMPANY

10.1

In the event of a change in capital structure of the Company, the number of Shares covered by the Options and the price per Share shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from the splitting or consolidation of Shares, or the payment of a share dividend, or effected in any other manner without receipt of additional or further consideration by the Company as the Directors may deem appropriate. The Company shall give notice of any adjustment to Optionee.

11.	REORGANIZATION, DISSOLUTION OR LIQUIDATION

11.1

In the event of the dissolution or liquidation of the Company, or any merger or combination in which the Company is not a surviving corporation, or the Company transfers substantially all of its assets or property to another corporation, or in the event of a reorganization of the Company (the Event), all outstanding non-vested Options at the time of the approval of such Event shall thereupon terminate immediately. If the Options have been vested at the time of approval by the shareholder of the Event, the Optionee shall have the right to exercise the vested Options within 30 days from such approval.

12.	AMENDMENT AND TERMINATION

12.1

The Directors may, in their sole discretion, amend or terminate this Plan at any time provided, however, that any such amendment or termination shall not materially and adversely affect the rights, in the sole and absolute discretion and assessment of the Directors, of Optionees who were granted Options prior thereto, except for:

(a)	Non-vested Options at the time of termination of this Plan shall thereupon terminate immediately; and

(b)	All Options which have vested on or prior to the termination date shall remain vested and exercisable within a 90-day period from the termination date.

13.	CONFIDENTIALITY

13.1

Each Optionee agrees to treat and maintain the provisions of this Plan as confidential and shall not, except as contemplated by this Plan or as otherwise required by any applicable law, order or regulation to which the Optionee and/or the Company is subject or with the prior written consent of the Directors, either before or after the termination of this Plan, disclose any such information to any person (other than a Director, any officer, legal counsel, auditor or accountant of the Company or the Optionee’s own legal or financial advisers) not authorised by the Company to receive the same.

14.	DEFINITIONS AND INTERPRETATION

14.1	Definitions: In this Plan, unless the context otherwise requires, the following words shall have the following meanings:

Articles	means the articles of association of the Company as adopted on June 25, 2018, as amended and restated from time to time.

Company	means VTEX with its registered office at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Continuous Employment	means, as applicable, either service as:

(i) an employee and the absence of any interruption or termination of employment (or termination of a consulting contract) by; or

(ii) a director, consultant and other service provider in the absence of any interruption or termination to the provision of such services to,

any Group Member which now exists or hereafter is organized or acquired by the Company or becomes a Group Member. For the avoidance of doubt, transition from status as an employee to status as another service provider or from that of another service provider to employee (or among different types of other service provider) shall not constitute a break in service as long as the service is otherwise continuous.

Controlling Shareholders	shall be Mariano Gomide de Faria, Geraldo do Carmo Thomaz Junior, Imbetiba Fund Inc. and/or their Permitted Transferees.

Directors	means the directors of the Company from time to time.

Group Member	means the Company and its direct or indirect subsidiaries and affiliates or any successor thereof.

Initial Minority Shareholders’ Power of Attorney	means the instrument entered into by and between all of the Initial Minority Shareholders (as defined in the Shareholders’ Agreement) and the Controlling Shareholders, whereby each Initial Minority Shareholder grants the Controlling Shareholders full rights and powers necessary to enable Controlling Shareholders to vote any and all Shares held by such Initial Minority Shareholder at the general shareholders’ meetings of the Company.

Option	means any unexercised and unexpired Option issued under this Plan, or any portion thereof remaining unexercised and unexpired to purchase Shares pursuant to this Plan.

Option Agreement	means a written agreement by and between the Company and an Optionee setting forth the terms and conditions of one or more Options granted by the Company to such Optionee.

Optionee	means any Eligible Person who is granted an Option as provided in this Plan.

Permitted Transfer	means the assignment of an Option or of any right thereunder by the Optionee to any company wholly-owned by the Optionee and/or one or more of the Optionee’s “family members” (as defined in Rule 701 of the U.S. Securities Act of 1933) (Affiliate), provided that (a) the relevant Affiliate agrees in advance in writing to all the terms of the respective Option Agreement executed by the Optionee and assumes all the obligations of the assigning Optionee, (b) the assigning Optionee remains jointly and severally liable and (c) the Options are transferred back to the transferring Optionee prior to the Affiliate ceasing to be an Affiliate of such Optionee.

Plan	means this document, as amended, supplemented or reinstated from time to time.

Shareholders’ Agreement	means the Amended and Restated Shareholders’ Agreement of the Company executed on November 08, 2019, by and among the Company and the shareholders of the Company, as may be amended or restated from time to time.

Shares	means the ordinary shares of the Company of a par value of US$0.01 each with the rights provided for such ordinary shares in the Articles.

VTEX Brazil	means Companhia Brasileira de Tecnologia para e-Commerce, a Company’s subsidiary incorporated under the laws of Brazil whose registered office is in the City of São Paulo, State of São Paulo, at

Avenida Brigadeiro Faria Lima, n° 4440, 10th Floor, Itaim Bibi, CEP 04538-132, enrolled with the CNPJ/ MF under No.05.314.972001- 74.

VTEX Brazil Stock Option Plan	means the Stock Option Plan of VTEX Brazil (“Plano de Opção de Compra de Ações de Emissão da Companhia Brasileira de Tecnologia para e-Commerce”), as amended and restated by resolution of the Shareholders’ Meeting of VTEX Brazil held on August 07, 2017, entirely replaced by this Plan pursuant to the resolution of the Board of Directors’ Meeting of VTEX Brazil held on October 18, 2019.

VTEX Brazil Option Agreement	means each option agreement executed by VTEX Brazil and an Optionee with respect to its respective options granted pursuant to VTEX Brazil Stock Option Plan, entirely replaced by the Option Agreement.

14.2	Interpretation: In this Plan:

(a)	the singular includes the plural and vice versa and the male gender includes the feminine and neuter genders;

(b)	clause headings are for convenience only and shall not affect the interpretation of this Plan;

(c)	references to persons shall include individuals, bodies corporate, unincorporated associations and partnerships and their respective successors and assigns;

(d)	references to this Plan shall include any variation or replacement hereof; and

(e)	references to any statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacement of any of them.

15.	MISCELLANEOUS

15.1	Notices: All notices and elections by an Optionee shall be in writing and delivered in person or by mail to the Company at the principal office of the Company.

15.2

Employment: Nothing in the Plan or in any Option granted hereunder shall confer upon any Eligible Person (a) the right to continue in the employ of the Company; or (b) the right to any Option unless and until awarded in accordance with the terms hereof.

15.3

Choice of Law and Jurisdiction: This Plan shall be construed in accordance with, and governed by, the laws of the Cayman Islands, and any dispute arising out of this Plan shall be submitted to the exclusive jurisdiction of the courts of the Cayman Islands.

15.4

No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Company, any right, remedy, power or privilege hereunder or under the other Option Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

15.5

Entire Agreement. This Plan together with the respective Option Agreement supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof, including VTEX Brazil Stock Option Plan and VTEX Brazil Option Agreement, and constitute the sole and only agreements between the parties with respect to the said subject matter.

AMENDED AND RESTATED SUB-PLAN FOR US RESIDENTS

This Amended and Restated Sub-Plan for US Residents (the “US Sub-Plan”) to the VTEX Stock Option Plan (the “Plan”) will apply only to Options granted under the Plan to persons who are residents of the United States (the “US”). Capitalized terms contained herein will have the same meanings given to them in the Plan, unless otherwise provided in this US Sub-Plan. Notwithstanding any provisions contained in the Plan to the contrary, and including to the extent required by Section 25102(o) of the California Corporations Code and the regulations promulgated thereunder with respect to residents of the State of California, the following terms will apply to all Options granted to residents of the US until such time as the Directors amend or terminate this US Sub-Plan or the Directors otherwise provide. This US Sub-Plan shall be deemed a part of the Plan and may be amended or terminated by the Directors in accordance with Section 12 of the Plan.

1. Types of Options. Options granted under this US Sub-Plan may include Nonstatutory Options as well as ISOs intended to qualify under Section 422 of the Code. The Option Agreement shall specify whether the Option is an ISO or a Nonstatutory Option.

2. Eligibility. All Eligible Persons who are residents of the US shall be eligible to be considered to receive Options under this US Sub-Plan. However, only Employees are eligible to receive ISOs under this US Sub-Plan, if so employed on the date of grant of such ISO. Eligibility for the grant of an Option and actual participation in the Plan and this US Sub-Plan shall be determined by the Directors in their sole discretion.

3. Shares Subject to the Plan. As of June , 2021, the aggregate maximum number of Shares reserved for issuance (whether upon exercise of Options, or otherwise granted, under the Plan (including this US Sub-Plan)) is                     , all of which may be issued upon the exercise of ISOs and as such number may be adjusted in accordance with the Plan.

4. Ten-Percent Shareholders. A person who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company, its Parent or any of its Subsidiaries shall not be eligible for the grant of an ISO unless (i) the exercise price is at least 110% of the Fair Market Value of a Share on the date of grant and (ii) such ISO by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of this Section 4, in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

5. Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year under the Plan and/or any other share option plan of the Company, any Subsidiary or any Parent, exceeds $100,000, such ISOs shall be treated as Nonstatutory Options. For purposes of this Section 5, ISOs will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculations will be performed in accordance with Section 422 of the Code and the treasury regulations promulgated thereunder. In addition, if an Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an ISO is granted until three months prior to the date of exercise thereof (or such other period as required by Section 422 of the Code), such ISO shall be treated as a Nonstatutory Option. Should any provision of this US Sub-Plan not be necessary in order for Options to qualify as ISOs, or should any additional provisions be required, the Directors may amend this US Sub-Plan accordingly, without the necessity of obtaining the approval of the Company’s shareholders, unless required by applicable law.

6. Exercise Price. Each Option Agreement shall specify the exercise price applicable to the Option, which exercise price shall be determined by the Directors. The exercise price of an Option granted under this US Sub-Plan shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted, and in the case of an ISO a higher percentage may be required by Section 4. The preceding sentence shall not apply to an ISO granted pursuant to an assumption of, or substitution for, another incentive stock option in a manner that complies with Section 424(a) of the Code.

7. Option Term. The Option Agreement shall specify the term of the Option. The term of an Option shall not exceed ten (10) years from the date of grant, and in the case of an ISO a shorter term may be required by Section 4. Subject to the foregoing, the Directors may determine the term of an Option.

8. Exercisability of Options. Section 7.2.1 of the Plan is hereby amended as follows: Except as provided in Section 7.2.1.1 and subject to any longer period permitted under Section 8.2, any vested Option held by the Optionee or by its Affiliates when the Optionee’s Continuous Employment terminates will remain exercisable for a period of (a) 6 months from the date of termination of the Optionee’s Continuous Employment with the Group Member if the termination was caused by the Optionee’s death or Disability or (b) 30 days from the date of the termination of the Optionee’s Continuous Employment with the Group Member if the termination was not the result of the Optionee’s death or Disability, but in no event later than the expiration date of the Option. These periods may be increased, but not decreased, by the Directors on a case-by-case basis pursuant to Section 7.3. For this purpose, “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

9. Transferability of Options. Notwithstanding anything to the contrary in Section 8 of the Plan, an ISO may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative. Subject to any further restrictions in the Plan or an Option Agreement, an Option shall be nontransferable by the Optionee other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Directors, in their discretion and to the extent consistent with the Plan, may permit the transfer of a Nonstatutory Option as permitted by Rule 701 of the U.S. Securities Act of 1933, as amended.

Notwithstanding anything to the contrary in Section 8.2 of the Plan, a deceased Optionee’s personal representative shall have the right to exercise the vested Options of such Optionee pursuant to Section 8.2(b) of the Plan for a period of no less than 6 months from the date of such Optionee’s death.

10. Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

11. Changes in Capital Structure of Company. Subject to any further adjustments as provided in Section 10.1 of the Plan, the number of Shares subject to an Option and the exercise price per share thereof shall be proportionately adjusted in the event of a share split, reverse share split, share dividend, recapitalization, combination, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company, of or on the Company’s class or series of securities underlying the Option.

12. Shareholder Approval; Amendments.

(a) Shareholders of the Company must approve the Plan by the later of (i) within 12 months before or after the Plan is adopted by the Directors and (ii) prior to or within 12 months of the grant of an Option under the Plan to a resident of the State of California.

(b) This US Sub-Plan shall become effective on the date of its adoption by the Directors. No ISOs may be issued under this US Sub-Plan unless this US Sub-Plan is approved by the Company’s shareholders within 12 months of its adoption by the Directors. If any Options are issued as ISOs prior to approval of the Company’s shareholders and the Company’s shareholders fail to approve this US Sub-Plan and such terms as are required under Section 422 of the Code within 12 months of its adoption by the Directors, then any ISOs granted under this US Sub-Plan shall be deemed to be Nonstatutory Options and no additional ISOs shall be granted under this US Sub-Plan. Any amendment of this US Sub-Plan shall be subject to the approval of the Company’s shareholders if it (i) increases the number of Shares available for issuance upon the exercise of ISOs under Section 2.1 of the Plan and Section 3 of this US Sub-Plan or (ii) materially changes the class of persons who are eligible for the grant of ISOs.

13. Term. No Option may be granted to a resident of the US more than ten years after the earlier of the date of adoption of the Plan and the date the Plan is approved by the Company’s shareholders.

14. Definitions.

(a) “Code” means the United States Internal Revenue Code of 1986, as amended.

(b) “Employee” means any individual who is a common-law employee of the Company or a Parent or Subsidiary.

(c) “Fair Market Value” means the fair market value of a Share, as determined by the Directors in good faith and in accordance with applicable law. Such determination shall be conclusive and binding on all persons.

(d) “ISO” means an Option that qualifies as an incentive stock option as described in Section 422(b) of the Code. Notwithstanding its designation as an ISO, an Option that does not qualify as an ISO under applicable law shall be treated for all purposes as a Nonstatutory Option.

(e) “Nonstatutory Option” means an option that does not qualify as an incentive stock option as described in Sections 422(b) or 423(b) of the Code.

(f) “Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company, if each of the entities other than the Company owns shares possessing 50% or more of the total combined voting power of all shares in one of the other entities in such chain. An entity that attains the status of a Parent on a date after the adoption of this US Sub-Plan shall be considered a Parent commencing as of such date.

(g) “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all shares in one of the other entities in such chain. An entity that attains the status of a Subsidiary on a date after the adoption of this US Sub-Plan shall be considered a Subsidiary commencing as of such date.

15. Section 409A. Although the Company does not guarantee to an Optionee any particular tax treatment of Options, Options will be designed and operated in such a manner that is intended to be exempt from the application, or in compliance with the requirements, of Section 409A of the Code. Each Option granted under the Plan, this US Sub-Plan and the applicable Option Agreement is intended to comply with (or be exempt from) the requirements of Section 409A of the Code and any ambiguities or ambiguous terms herein will be construed and interpreted in accordance with such intent. Notwithstanding anything to the contrary in the Plan, this US Sub-Plan or any Option Agreement, in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Optionee by Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.

This Agreement is effective as of [date]

VTEX an exempted company incorporated in the Cayman Islands with its registered office at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the Company).

and

[Name] [enrolled with the Brazilian Taxpayer Registry (“CPF/MF”) n. [number] / [bearer of the passport n. [number] (the Optionee).

WHEREAS

(A)

The primary purpose of the Plan (as defined below) is to advance the growth and development of the Company by affording an opportunity to Eligible Persons to purchase Shares and the Directors have established and adopted the Plan.

(B)	The Optionee, being an Eligible Person, qualifies for consideration to participate in and to be granted options to purchase the Shares (as defined therein) pursuant to the Plan.

(C)

Pursuant to the Plan, the Company wishes to grant to the Optionee certain options in respect of Shares, on the terms set out in this Agreement and subject to the rules of the Plan, and the Optionee wishes to accept such options.

(D)	This Agreement is intended to constitute part of the Plan for the purposes of the Articles and all the terms of the Plan are incorporated herein by reference.

NOW IT IS HEREBY AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement, a term defined in the Plan has, unless otherwise defined herein, the same meaning in this Agreement and the following words shall have the following meanings:

Agreement	this agreement, as amended, supplemented or reinstated from time to time.

Exercise Notice	means a notice addressed to the Company in the form contained in Schedule 2 hereof.

Exercise Price	means the price to be paid for each Share by the Optionee when exercising any Option as specified in clause 3.2 of this Agreement.

Option	means an option (vested or unvested) granted to the Optionee to, pursuant to the terms and conditions of this Agreement, purchase the Shares at the Exercise Price on a Vesting Date.

Party	each of the Company and the Optionee as defined in this Agreement and each of their permitted successors and assigns.

Plan	means the stock option plan dated December 09, 2019 governing the provision of Options or rights of an Eligible Person to hold an interest in the Shares, as the same may be amended, supplemented or reinstated from time to time.

Schedule	any schedule to this Agreement, as agreed between the Parties from time to time.

Term	has the meaning assigned to that term in clause 10.

Vesting Date	means the vesting date of each Option (and pursuant to which such Option becomes exercisable in accordance with the terms of the Plan and this Agreement) as set forth in respect of each Option in Schedule 1 of this Agreement.

1.2.	Interpretation

In this Agreement:

(a)	the singular includes the plural and vice versa and the male gender includes the feminine and neuter genders;

(b)	clause headings are for convenience only and shall not affect the interpretation of this Agreement;

(c)	references to Schedules are to Schedules of this Agreement;

(d)	references to persons shall include individuals, bodies corporate, unincorporated associations and partnerships and their respective successors and assigns;

(e)	references to this Agreement shall include any variation or replacement hereof;

(f)	capitalised terms not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Plan; and

(g)	references to any statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacement of any of them.

2.	STOCK OPTION PLAN

2.1.

This Agreement constitutes part of the Plan for the purposes of the Articles and the Parties hereby agree that all the terms of the Plan are deemed to be incorporated herein. The Optionee hereby confirms that it has received a copy of the Plan. Additional copies of the Plan are available for inspection by the Optionee upon request.

2.2.

The Plan is administered by the Directors of the Company whose construction and interpretation of the terms and provisions thereof and hereof shall be final and conclusive on all Parties. The Directors, in their sole discretion, shall have the authority to interpret and correct the provisions of this Agreement and any Options granted hereunder.

3.	GRANT OF OPTION AND EXERCISE PRICE

3.1.

Subject to the conditions on exercise specified in clause 8 hereof and to the terms and conditions set forth in the Plan and elsewhere in this Agreement, the Company hereby grants to the Optionee the Options, which are the right and option to subscribe for and purchase, at the Exercise Price, during the period commencing on the relevant Vesting Date up to and including the last day of the Term, up to the aggregate of the number of Shares as set forth in Schedule 1 opposite each such relevant Vesting Date.

3.2.

Subject to the terms of the Plan and this Agreement, each Option shall give the holder thereof the right to acquire the Shares at the exercise price per share set out in Schedule 1 (the Exercise Price).

3.3.

For the avoidance of doubt, the Optionee acknowledges and agrees that, by executing this Agreement and receiving the Option, any right, title or interest that the Optionee may have had in VTEX Brazil or the VTEX Brazil Stock Option Plan (as those terms are defined in the Plan) are extinguished and terminated in full, VTEX Brazil shall be released from any liability or obligation which may have arisen under the VTEX Brazil Stock Option Plan, and the Optionee shall have no further rights or claim against either the Company or VTEX Brazil under or in relation to the VTEX Brazil Stock Option Plan.

4.	EXERCISE OF OPTIONS

The Options may be exercised in accordance with this Agreement. Prior to the lapse or cancellation of an Option in accordance with this Agreement and / or the Plan and subject to clause 6 below, the Optionee may exercise any Option or Options, only during the period commencing on the Vesting Date of each such Option set forth in Schedule 1 hereof up to and including the last day of the Term. In no event may any unexercised Option be exercised prior to the respective Vesting Date for such Option or after the expiration of the Term.

5.	METHOD OF EXERCISE

5.1.

The Optionee may exercise an Option, in whole or in part, by submitting an Exercise Notice to the Company on or after each Vesting Date and otherwise in accordance with paragraph 8 of the Plan and satisfying the further conditions specified in clause 8 hereof. The Optionee is under no obligation to exercise any Option or Options.

5.2.	In the event of a partial exercise of the Option, the Optionee will retain the right to exercise the remaining of the Option in accordance with the Plan and this Agreement, during the Term.

6.	LAPSE / CANCELLATION OF OPTIONS

6.1.

Subject to paragraph 8.3 of the Plan, an Option shall be exercisable by the Optionee or by its Affiliates only on or after the relevant Vesting Date of such Option and during the Term, as long as the original Optionee is in “Continuous Employment” with the Group Member, subject to the provisions of Section 6.3, below.

6.2.

There shall be no further exercise of any vested but unexercised Option after the expiry of the Term and any unvested or vested but unexercised Option shall lapse and shall be cancelled on the day following the expiry of the Term.

6.3.

Any vested Option held by the Optionee or by its Affiliates will remain exercisable for a period of 30 days from the date of termination of the Optionee’s Continuous Employment with the Group Member, subject to the terms and conditions of this Agreement, except as provided for in Section 6.3.1.

6.3.1.

In the event the Optionee is dismissed by the Group Member with cause (or equivalent term as defined by the relevant labor or employment laws governing the relationship between the Company and the relevant Optionee), any vested and not exercised Option held by the Optionee or by its Affiliates will immediately lapse and no longer be exercisable by the Optionee.

7.	TRANSFER OF CONTROL

7.1.

In the event of a Transfer of Control of the Company (as defined in the Shareholder’s Agreement), (i) any Options vested but not exercised may be exercised within 15 days from notification by the Company to the Optionee of the Transfer of Control (the Transfer of Control Notification), subject to clause 8 of this Agreement (New Exercise Period) (ii) the Vesting Date of unvested Options will be automatically accelerated to the date of the Transfer of Control Notification, and the number of unvested Options which shall be accelerated will be calculated based on the percentage of the amount of Shares to be transferred by the selling Shareholder in relation to the total amount of Shares owned by such selling Shareholder. The portion of unvested Options which Vesting Date is accelerated pursuant to item (ii) will incorporate the vested Options, for the purposes of this Section 7.

7.2.

During the New Exercise Period, as per Section 7.1. above, the Optionee may serve the Exercise Notice as established in this Agreement, informing the number of Shares that he/she/it wishes to transfer, provided that in this case (a) the payment of the Exercise Price will be due on the date of the Transfer of Control; and (b) the portion of the vested Options that have not been timely exercised and the unvested Options shall lapse;

7.3.

The Directors have the right to accelerate the awarding or exercisability of an Option when the Company is initiating an initial public offering (IPO) and/or a new round of financing of the Company or a Transfer of Control occurs. The Shares issued pursuant to the Transfer of Control Notification shall be subject to the Tag-Along in Case of Transfer Control provision in Section 8.7 of the Shareholder’s Agreement.

7.4.

If the Transfer of Control is not consummated within the timeframe informed in the Transfer of Control Notification all acts performed under this Clause 7, as well as the resulting effects, shall be deemed to have no effect (including, but not limiting, any acceleration of the Vesting Date or of the exercise period).

7.5.

Notwithstanding the provisions contained in this Clause, the selling shareholder(s) in such proposed Transfer of Control transaction shall not be liable before the Optionee or any other person if the Transfer of Control is not, for any reason, consummated.

8.	CONDITIONS ON EXERCISE OF OPTIONS AND DELIVERY OF SHARES

8.1.	The Company will not be obliged to deliver any Shares pursuant to this Agreement, or to remove any restrictions from Shares previously delivered under this Agreement, until:

(a)

the Optionee has, contemporaneously with the delivery of an Exercise Notice, executed and delivered to the Company a deed of adherence to the Shareholders’ Agreement in the form attached at Schedule 3 to this Agreement and, as applicable, the Initial Minority Shareholders’ Power of Attorney in the form attached as a schedule to the Shareholders Agreement or in such form as the Directors may reasonably require;

(b)	the Optionee has submitted an Exercise Notice to the Company in respect of the vested Options being exercised in the form contained in Schedule 2 hereof;

(c)	receipt by the Company of cash or certified bank cheque to its order in settlement of the aggregate Exercise Price of any Options being exercised;

(d)	all conditions of any Option have been met or waived or removed to the satisfaction of the Company;

(e)

in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities and other laws and any applicable stock exchange or stock market rules and regulations; and

(f)

the Optionee has executed and delivered to the Company such representations, information, documents and / or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules, or regulations.

8.2.

As a condition to the issuance of Shares, the Company may require such additional payments from the Optionee as may be required to allow the Company to withhold any income taxes which the Company deems necessary to ensure that the Company can comply with any applicable tax withholding requirements.

8.3.

If applicable under the memorandum and articles of association of the Company, a share certificate shall be issued and delivered to the Optionee or such other person, at such address as the Optionee may specify, after such Shares have been registered in the Optionee’s name.

9.	CONFIDENTIALITY

The Optionee agrees to treat and maintain the provisions of this Agreement as confidential and shall not, except as contemplated by this Agreement or as otherwise required by any applicable law, order or regulation to which the Optionee and/or the Company is subject or with the prior written consent of the Company, either before or after the termination of this Agreement, disclose any such information to any person (other than a Director, any officer, legal counsel, auditor or accountant of the Company or the Optionee’s own legal or financial advisers) not authorised by the Company to receive the same.

10.	TERM AND TERMINATION

This Agreement shall be effective and binding as from the date hereof and shall remain in force and binding for 7 (seven) years counted from the date hereof (Term), subject to earlier termination, lapse, cancellation or acceleration as provided in this Agreement.

11.	GENERAL

11.1.

Inconsistency: the Company’s Plan constitutes part of this Agreement and all the terms of the Plan are deemed to be incorporated herein. Where any terms of this Agreement are inconsistent with the Plan, the Parties hereby agree that the Plan shall prevail.

11.2.

Amendments and Waivers: no provisions of this Agreement may be waived, amended or modified in any manner except by a written agreement properly authorised and executed by both Parties hereto provided however that the Directors may waive, amend or modify (a) any or all of the provisions of the Plan in their absolute discretion and (b) this Agreement in a manner that is beneficial to the Optionee without the consent of the Optionee.

11.3.

Choice of Law/Submission to Jurisdiction: this Agreement shall be construed in accordance with, and governed by, the laws of the Cayman Islands and any dispute arising out of this Agreement shall be submitted to the exclusive jurisdiction of the courts of the Cayman Islands.

11.4.

Entire Agreement: this Agreement, together with the Plan, constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

11.5.

Counterparts: this Agreement, including any Schedule hereto, may be executed in one or more counterparts (including facsimile versions) each of which shall be deemed an original agreement, but all of which together constitute one and the same instrument.

11.6.	Severability: if a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

11.7.

Assignment: this Agreement shall be binding upon and shall inure to the benefit of the Parties and each of their permitted respective successors and (subject as hereinafter provided) assigns and references in this Agreement to any of them shall be construed accordingly. Subject to the terms herein:

(a)

the Optionee may not assign or transfer all or any part of its rights and/or obligations under this Agreement, except for any Permitted Transfer pursuant to the terms and conditions of this Agreement and the Plan; and

(b)	the Company may, without the consent of the Optionee, assign or transfer all or any part of its rights or obligations under this Agreement to any assignee or transferee.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed the day and year first above written.

VTEX

Signed

Name

Director / Authorised signatory

OPTIONEE

[NAME]

Signed

SCHEDULE 1

Options

Options granted to [name] (the Optionee) under the Stock Option Plan dated December 09, 2019 pursuant to the Option Agreement dated [date] (the Agreement)

Capitalized terms have the meanings assigned to each term in the Agreement. The Optionee has been granted options to purchase Shares as follows:

Aggregate number of Shares subject of these Options:	[number] shares in the Company (Shares)

Exercise Price per Share:	US$[ ]

Subject to the terms of the Agreement, the following numbers of Options will vest and become exercisable on the following Vesting Dates:

Vesting Date	Number of Options vesting / capable of being exercised from the Vesting Date		Exercise Price per Share:
[●]	[●	]	US$	[●	]
[●]	[●	]	US$	[●	]
[●]	[●	]	US$	[●	]
[●]	[●	]	US$	[●	]

Total:	[●	]

SCHEDULE 2

Exercise Notice

VTEX (the Company)

[Date]

I, [name], refer to an option agreement dated [date] entered into between myself and the Company (the Agreement). Capitalized terms have the meanings assigned to such terms in the Agreement.

Pursuant to the terms of that Agreement, I hereby:

1.

elect to exercise my Options in respect of [number] Shares in the Company at the Exercise Price of US$ [amount] per Share and hereby submit payment of US$[amount] for the Exercise Price of the Options in respect of the following Vesting Date(s): [Insert relevant Vesting Date(s)];

2.	request that the Shares to be issued upon such exercise be delivered to the address below marked for the attention of [name] on, [insert date being 30 days or more after the date of the notice];
3.	confirm that I am acquiring such Shares for investment purposes only;

4.

understand the Shares are subject to various transfer and other restrictions as more particularly described in the Shareholders’ Agreement and hereby acknowledge that the Directors may decline any future transfer of the Shares;

5.

attach hereto an executed copy of a deed of adherence to the terms of the Shareholders’ Agreement; [Note: item 5 applicable only to those Optionees who have not adhered to the SHA and are not shareholders of the Company yet]

6.

acknowledge, and by signing below agree, to the restrictions imposed on the Shares and the rights and obligations under the Agreement, the Plan, the Shareholders’ Agreement and the Articles of the Company and otherwise;

7.

acknowledge that I have received and had access to such information as I consider necessary or appropriate for deciding whether to invest in the Shares and that I had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Shares; and

8.

I am aware that my investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. I am able, without impairing my financial condition, to hold the Shares for an indefinite period and to suffer a complete loss of my investment in the Shares.

Name:

Signature:

Address:

SCHEDULE 3

Adoption Agreement

This adoption agreement (“Adoption Agreement”) relating to VTEX, an exempted company with limited liability incorporated and existing in accordance with the laws of the Cayman Islands, with its registered office at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, herein represented by its director (the “Company”) is made and entered into on [DATE], by and among (i) [    ] (the New Shareholder) and the Company, for itself and on behalf of and as attorney for each of the Shareholders.

WHEREAS, the Company and the Shareholders have entered into an Amended and Restated Shareholders Agreement relating to the Company, dated November 08, 2019 (as amended or restated from time to time, the “Shareholders Agreement”);

WHEREAS, in accordance with the terms of an option agreement entered into between the New Shareholder and the Company dated [                    ] (“Option Agreement”), the Company granted to the New Shareholder the right and option to participate in the Company’s stock option plan, including granting certain options to purchase ordinary shares in the Company (“Shares”), subject to certain conditions and vesting requirements, and otherwise on the terms and conditions stated therein;

WHEREAS, the New Shareholder has, or otherwise now wishes to exercise its rights under the Option Agreement and be issued Shares.

WHEREAS, it is a condition precedent to the issuance of any Shares to the New Shareholder in accordance with clause 8.1 (a) of the Option Agreement that the New Shareholder enters into this Adoption Agreement and thereby covenants and agrees to accede to and become party to the Shareholders’ Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1.

Acknowledgment. The New Shareholder confirms that it has been supplied with a copy of the Shareholders Agreement and the New Shareholder acknowledges that the New Shareholder is acquiring the Shares, for one of the following reasons (check the appropriate box):

•

as an Affiliate transferee of Shares from a Shareholder, Permitted Transferee of an Investor, or as a transferee by operation of law (i.e, as a result of death or succession of a Shareholder, as the case may be) in such party’s capacity as a “Controlling Shareholder” or “Minority Shareholder” bound by the Shareholders Agreement; or

•	as a transferee of Shares from a Controlling Shareholder or a Minority Shareholder, in accordance with Sections 8.3, 8.4, 8.5 or 8.6 of the

•

Shareholders Agreement, as applicable, in such party’s capacity as a “Controlling Shareholder” or “Minority Shareholder” bound by the Shareholders Agreement, and after such transfer, New Shareholder shall be considered a “Minority Shareholder”, as applicable, and a “Shareholder” for all purposes of the Shareholders Agreement; or

•

as a new party in accordance with Section 8.11.2 of the Shareholders Agreement, in which case New Shareholder will be an “Additional Minority Shareholder” and a “Shareholder” for all purposes of the Shareholders Agreement.

1.2.

Agreement. New Shareholder (a) acknowledges that it has received a copy of, and understands the terms of the Shareholders Agreement, (b) agrees that the Shares acquired by New Shareholder shall be bound by and subject to the terms of the Shareholders Agreement, including Section 15 of the Shareholders Agreement, and (c) hereby adopts the Shareholders Agreement, and covenants to the Company and the Shareholders to adhere to and be bound by all the duties, burdens and obligations under the Shareholder Agreement, with the same force and effect as if New Shareholder were originally a Party thereto.

1.3.

Initial Minority Shareholder’s Power of Attorney. If New Shareholder is an “Initial Minority Shareholder”, New Shareholder further agrees to appoint and grant a power of attorney, in the form set forth as Exhibit B in the Shareholders Agreement, to the Controlling Shareholders as a condition to the effectiveness of this Adoption Agreement. Such Initial Minority Shareholder confirms, for the benefit of each Controlling Shareholder that the Initial Minority Shareholders’ Power of Attorney herein contained secures a performance obligation and is coupled with an interest and shall be (and shall be deemed to be) irrevocable until such time as the Shareholders Agreement terminates pursuant to its terms or is amended to remove such Power of Attorney in accordance with the provisions of the Shareholders Agreement.

1.4.	Definitions. Words and expressions used in this agreement shall, unless the context expressly requires otherwise, have the meaning given to them in the Shareholders Agreement.

1.5.	Notice. Any notice required or permitted by the Shareholders Agreement shall be given to New Shareholder at the address listed beside New Shareholder’s signature below.

1.6.

Counterparts. This Adoption Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf or any electronic signature complying with applicable law, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Signed as a deed by
[OPTIONEE /COVENANTOR NAME]
In the presence of:

New Shareholder

Witness signature

Witness name

Signed as a deed by
VTEX acting by:

Authorised signatory

Signed as a deed by
VTEX
as attorney for and on behalf of each of the [ ](as defined in the Shareholder’s Agreement) pursuant to an irrevocable power of attorney contained within the shareholder’s agreement dated [date] acting by:

Authorised signatory